Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 17, 2012

$[—] Notes due January [—], 2017 Linked to the Performance of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index Global Medium-Term Notes, Series A E-7114

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:***	January [—], 2012

Issue Date:***	January [—], 2012 (the third Business Day following the Initial Valuation Date)

Final Valuation Date: ***	January [—], 2017*

Maturity Date: ***	January [—], 2017** (the third Business Day following the Final Valuation Date)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index (the “Index”) (Bloomberg ticker symbol “SPVQMTR <Index>”), as described in “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index” below.

Redemption Amount:

The redemption amount you receive upon maturity or upon early redemption will reflect the performance of the Reference Asset less certain applicable fees.

•        If you hold your Notes to maturity, you will receive (subject to our credit risk) a cash payment equal to the closing indicative note value (as defined below) on the final valuation date.

•        If you redeem your Notes prior to maturity, you will receive (subject to our credit risk) a cash payment equal to the closing indicative note value (as defined below) on the applicable valuation date.

The redemption amount cannot be less than $0.00.

Your investment will be fully exposed to any decline in the Index. You will lose some or all of your investment at maturity or upon early redemption if the Index has not increased sufficiently to offset the effect of the investor fee. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Investor Fee:

The investor fee on the initial valuation date is equal to zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.95% times (2) the closing indicative note value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative note value on a daily basis, the net effect of the fee accumulates over time and depends on the closing indicative note value on each day during the term of the Notes.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

All or a portion of the investor fee may be used to pay fees or concessions to the Agent and other dealers.

Closing Indicative Note Value:	The closing indicative note value on any given calendar day will be calculated in the following manner: The closing indicative note value on the initial valuation date will equal $1,000 per $1,000 principal amount Note. On each subsequent calendar day until maturity or early redemption, the closing indicative note value will equal (1) the closing indicative note value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. The “index business day” is defined in “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index” below.

Daily Index Factor:	The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Early Redemption:	Subject to the notifications requirements described in this preliminary pricing supplement and the minimum redemption amount of at least 25 Notes, you may elect to require Barclays Bank PLC to redeem your Notes prior to maturity, and you will receive (subject to our credit risk) the redemption amount on the early redemption date.

Early Redemption Date:	An early redemption date is the third business day following each valuation date (other than the final valuation date). The final early redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Valuation Date*:	A valuation date is each index business day from the initial valuation date to the final valuation date, inclusive.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06738KK42/US06738KK429

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes— Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
***	Depending on the actual Initial Valuation Date for your Notes, any reference in this preliminary pricing supplement to the month in which the Initial Valuation Date, Final Valuation Date or Maturity Date will occur is subject to change.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission****	Proceeds to Barclays Bank PLC***
Per Note	100%	0%	100%
Total	$	$	$

****	Although there will be no agent’s commission payable on the Issue Date, all or a portion of the investor fee as described under “Investor Fee” in this preliminary pricing supplement may be used to pay fees or concessions to the Agent and other dealers. For more information about the investor fee, please see “Selected Risk Considerations—Even If the Level of the Index Increases Upon Payment at Maturity or Early Redemption, You May Receive Less Than the Principal Amount of Your Notes” on PPS-9 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

The following examples show how the Notes would perform in hypothetical circumstances, assuming a starting level for the Index of 193,752.34. We have included two examples in which the Index has increased by approximately 28% at maturity, as well as two examples in which the Index has decreased by approximately 23% at maturity. These examples highlight the effect of the investor fee in different circumstances. The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 5 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

Assumptions:

Yearly Fee	Days	Principal	Starting Index Level
0.95%	365	$1000.00	193,752.34

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing indicative note value
t	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C × Principal × Investor Fee	Running Total of D	(Principal × B / Starting Index Level) - E
0	193,752.34	1.00	$0.00	$0.00	$1,000.00
1	203,439.96	1.03	$9.74	$9.74	$1,040.26
2	213,611.95	1.08	$10.22	$19.96	$1,082.54
3	224,292.55	1.13	$10.74	$30.70	$1,126.93
4	235,507.18	1.19	$11.27	$41.97	$1,173.54
5	247,282.89	1.25	$11.84	$53.81	$1,222.48

			Annualized Index Return		5.00%
			Annualized Notes Total Return		4.10%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

PPS–2

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing indicative note value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C × Principal × Investor Fee	Running Total of D	(Principal × B / Starting Index Level) - E
0	193,752.34	1.00	$0.00	$0.00	$1,000.00
1	164,689.49	0.93	$8.79	$8.79	$841.21
2	197,627.39	0.94	$8.88	$17.67	$1,002.33
3	158,101.91	0.92	$8.72	$26.39	$789.61
4	197,627.39	0.92	$8.72	$35.11	$984.89
5	247,282.89	1.15	$10.91	$46.02	$1,230.26

			Annualized Index Return		5.00%
			Annualized Notes Total Return		4.23%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing indicative note value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting Index Level	C × Principal × Investor Fee	Running Total of D	(Principal × B / Starting Index Level) - E
0	193,752.34	1.00	$0.00	$0.00	$1,000.00
1	184,064.72	0.98	$9.26	$9.26	$940.74
2	174,861.49	0.93	$8.80	$18.06	$884.44
3	166,118.41	0.88	$8.36	$26.42	$830.95
4	157,812.49	0.84	$7.94	$34.36	$780.14
5	149,922.08	0.79	$7.54	$41.91	$731.87

			Annualized Index Return		-5.00%
			Annualized Notes Total Return		-6.05%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

A	B	C	D	E	F
Year	Index Level	Average Yearly Index Factor	Yearly Fee	Investor Fee	Closing indicative note value
A	End of Year Index Level	1/2[B (t)*+ B (t-1)]/ Starting IndexLevel	C × Principal × Investor Fee	Running Total of D	(Principal × B / Starting Index Level) - E
0	193,752.34	1.00	$0.00	$0.00	$1,000.00
1	164,689.49	0.93	$8.79	$8.79	$841.21
2	139,986.07	0.79	$7.47	$16.26	$706.24
3	153,984.67	0.76	$7.21	$23.46	$771.29
4	115,488.50	0.70	$6.61	$30.07	$565.99
5	149,922.08	0.68	$6.51	$36.58	$737.20

			Annualized Index Return		-5.00%
			Annualized Notes Total Return		-5.92%

*	B(t) means Index Level at the end of Year t for t=0,1, 2, 3, 4, 5 and if t=0, B(t-1)=B(t).

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The final valuation date, the valuation dates, the early redemption date, the maturity date and the redemption amount are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the reference asset, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

PPS–3

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that you could be required to include any interest or dividends that are reflected in the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us until the redemption or maturity of your Notes. It is also possible that the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that Section 1256 of the Internal Revenue Code should apply to your Notes or a portion of your Notes. If Section 1256 were to apply to your Notes, gain or loss recognized with respect to your Notes (or the relevant portion of your Notes) would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the Notes. You would also be required to mark your Notes (or a portion of your Notes) to market at the end of each year (i.e., recognize gain or loss as if the Notes or the relevant portion of the Notes had been sold for fair market value). It is also possible that you could be required to recognize gain or loss, at least some of which is likely to be short-term capital gain or loss, each time either (i) a futures contract that is tracked by the Index rolls, or (ii) there is an adjustment to the notional portfolio tracked by the Index.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee. Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon the redemption or maturity of your Notes is determined, even though you will not receive any amounts from us in respect of your Notes prior to the redemption or maturity of your Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the redemption of your Notes at a time that is more than one year after the beginning of your holding period.

It is also possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

PPS–4

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions (such as your Notes), as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has suspended this filing requirement for tax returns that are filed before it finalizes the form on which to report the relevant information. However, once the Internal Revenue Service finalizes the form, taxpayers that were not required to report in prior years because of the suspension will nevertheless be required to report the relevant information for such prior years on such form. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds.”

In addition to the risks discussed under the headings above, you should consider the following:

•

Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Index (less the investor fee). Your investment will be fully exposed to any decline in the level of the Index. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

•

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Between the Equity and Volatility Components—The Index seeks to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating its notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the Index is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative equity market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The Index, therefore, seeks to reflect such historically-observed trends by allocating a greater proportion of its notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of its notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the Index). Despite these historically-observed trends, there can be no assurance that such trends will occur over the term of your Notes. In particular, it is possible that periods of higher volatility may occur during periods when the U.S. equity markets are generally increasing in value. In this scenario, under the rules of the Index, the higher volatility trends would likely result in a reduced exposure to the equity component of the Index, the S&P 500® Total Return Index™ (the “S&P 500 TR”), when, in fact, an investor would generally benefit from more, not less, exposure to S&P 500 TR. Conversely, it is possible that periods of lower volatility may occur during periods when the U.S. equity markets are generally decreasing in value. In this scenario, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR when, in fact, an investor would generally benefit from less, not more, exposure to S&P 500 TR. Therefore, if the correlations between the U.S. equity markets and market volatility do not behave over the term of the Notes as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components, and, in certain circumstances, it is possible that the dynamic allocation between the equity and volatility components could produce a lower investment return than a simple investment in the equity component alone. Accordingly, there is no assurance that the Index will outperform any alternative strategy that might be employed in respect of the equity and volatility components.

PPS–5

•

The Value of the Index Will Depend Upon the Performance of the S&P 500 TR—While the Index is designed to provide a “volatility hedge” (as described above) during periods of high volatility and rapid decline of the U.S. equity markets, the value of the Index will continue to depend, in large part, on the performance of the S&P 500 TR over the term of your Notes. Even if the Index is successful in dynamically allocating between the equity and volatility components, the value of the Index may fall as a result of a decline in the level of the S&P 500 TR, in particular during periods when the decline in the level of the S&P 500 TR occurs during a period of low market volatility. This is because, under the rules of the Index, the lower volatility trends would likely result in an increased exposure to the S&P 500 TR. Moreover, the volatility hedge component of the Index is limited to a maximum allocation of 40% of the Index, which means that at least 60% of the Index will be exposed to the S&P 500 TR throughout the term of your Notes (subject to the occurrence of a stop loss event as described in more detail herein). Therefore, while the volatility hedge component of the Index may act to mitigate a portion of the decline of the S&P 500 TR in certain market environments, the effect of such hedge has limitations, and the value of your Notes can decline, even significantly, if the level of the S&P 500 TR declines over the term of your Notes.

•

The Allocation of the Index to the Equity and Volatility Components is Based on Realized Volatility and Implied Volatility Measurements That May Not Effectively Predict Trends in Future Volatility—The Index allocates its weightings to the S&P 500 TR and the S&P 500 VIX Mid-Term Futures™ Index TR (the “Mid-Term VIX TR”) based on predetermined rules. The Index rules use a combination of historical volatility and market estimates of future volatility to predict future trends in volatility by taking into account both (1) the one-month realized volatility of the S&P 500 and (2) the implied volatility trend by reference to the CBOE Volatility Index® (the “VIX Index”). For more information on realized volatility and implied volatility, see “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index—Overview of Volatility” in this preliminary pricing supplement. On the basis of this prediction of likely future volatility, the Index then allocates its relative exposure to the S&P 500 TR and the Mid-Term VIX TR in accordance with the pre-defined weightings specified in “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index—Calculation of the VEQTOR Mid-Term Indices—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” in this preliminary pricing supplement.

There can be no assurance that the rules used by the Index will accurately predict market volatility over time. One-month realized volatility measures volatility over a historical period, and historical volatility may not be an accurate indicator of future market volatility. In addition, the implied volatility trend under the Index rules require the daily implied trend indicators (as defined herein) to remain constant for at least ten consecutive index business days. Therefore, even if the daily implied volatility trend indicators show an increase or a decrease in volatility for nine out of ten consecutive index business days, the resulting implied volatility trend will show that there is “no trend”, and the target allocations may not appropriately reflect future market volatility.

Moreover, although realized volatility and implied volatility have tended historically to exhibit positive correlation, there may be periods during which the Index’s realized volatility and implied volatility measures are negatively correlated. In particular, it is possible that the Index’s realized volatility measure shows an increase in historical volatility while the Index’s implied volatility measure estimates a decrease in future volatility, or vice versa. If the correlations between the Index’s realized volatility and implied volatility measures do not behave over the term of the Notes as they have historically tended to behave, the Index may not be successful in allocating optimally between the equity and volatility components.

Accordingly, there is no assurance that the Index’s method of assessing market volatility is the most effective way to predict patterns of volatility. As a result, if the Index fails to predict trends of volatility accurately, then the Index may not be successful in allocating optimally between the S&P 500 TR and the Mid-Term VIX TR, which may adversely impact the market value of your Notes and the amount you receive at maturity.

•

The Index Allocates to the Equity and Volatility Components in Accordance with Pre-Defined Weightings That May Not Be Optimal—Subject to the occurrence of a stop loss event, the equity and volatility components comprise 100% of the Index. Their respective weightings are established by reference to the Index’s calculation of realized volatility and implied volatility trends (as discussed above) in accordance with the pre-defined weightings specified in “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index—Calculation of the VEQTOR Mid-Term Indices—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” in this preliminary pricing supplement. For example, when realized volatility is low and implied volatility is exhibiting a downtrend, more weight is allocated to the equity component in accordance with pre-defined rules. Conversely, when realized volatility is high and implied volatility exhibiting an uptrend, more weight is allocated to the volatility component. However, even if the Index is accurate in predicting volatility trends, the pre-defined weightings between the equity and volatility components as specified herein may not be the most optimal allocations at any given moment over the term of your Notes. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative strategy that might reflect different weighting of the equity and volatility components.

•

The Stop Loss Feature of the Index Does Not Ensure That Losses Are Limited to 2%—Although the stop loss feature of the Index is designed to mitigate against losses by moving the Index into a 100% cash position if the S&P 500® Dynamic VEQTORTM Mid-Term Excess Return Index (the “VEQTOR Mid-Term ER Index”) has lost 2% or more of its value over any five consecutive index business day period, it does not ensure that any losses resulting from a decrease in the value of the VEQTOR Mid-Term ER Index will be limited to 2%. For example, suppose that on “day t-7” the value of the VEQTOR

PPS–6

Mid-Term ER Index is 150,000, on “day t-6” the value of the VEQTOR Mid-Term ER Index is 142,970, on “day t-2” the value of the VEQTOR Mid-Term ER Index is 145,500 and on “day t-1” the value of the VEQTOR Mid-Term ER Index is 144,400. On “day t-1”, a stop loss event would be deemed to have occurred because the value of the Index would have fallen by 3% (i.e., 145,500/150,000 – 1) over the immediately preceding five consecutive index business day period. On “day t”, that stop loss event would be deemed to have ended because the value of the Index would have increased by approximately 1% (i.e., 144,400/142,970 – 1) over the immediately preceding five consecutive index business day period. Nonetheless, the overall value of the Index will have fallen by approximately 3.75% (i.e., 144,400/150,000 – 1) over the period beginning on “day t-7” and ending on “day t-1”. Therefore, the stop loss feature does not ensure that losses under the VEQTOR Mid-Term ER Index are limited to 2%.

•

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the Index, the VEQTOR Mid-Term ER Index, the S&P 500 TR, the Mid-Term VIX TR or the VIX Index Could Affect the Amount Payable on Your Notes and Their Market Value—The policies of the index sponsor concerning the calculation of the value of the Index, the VEQTOR Mid-Term ER Index, the S&P 500 TR and the Mid-Term VIX TR and the policies of the CBOE concerning the calculation of the value of the VIX Index, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the Index, the VEQTOR Mid-Term ER Index, the S&P 500 TR, the Mid-Term VIX TR or the VIX Index, respectively, could affect the value of the Index, the VEQTOR Mid-Term ER Index, a Constituent Index (as defined below) or other index used to calculate the Index or determine whether the stop loss feature is triggered and, therefore, the amount payable on your Notes at maturity and the market value of your Notes prior to maturity. The index sponsor can add, delete or substitute the equity securities underlying the S&P 500 TR or make other methodological changes that could change the value of the S&P 500 TR. The index sponsor can also add, delete or substitute the futures contracts underlying the Mid-Term VIX TR or make other methodological changes that could change the value of the Mid-Term VIX TR and the Index. The changing of equity securities included in the S&P 500 TR may affect the S&P 500 TR, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Such a change may also affect the value of the put and call options used to calculate the value of the VIX Index. The changing of the futures contracts underlying the Mid-Term VIX TR may affect the performance of the Mid-Term VIX TR in similar ways. Any such changes may consequently affect the performance of the Index. Additionally, the index sponsor may alter, discontinue or suspend calculation or dissemination of the Index, the VEQTOR Mid-Term ER Index, the S&P 500 TR or the Mid-Term VIX TR. Any of these actions could adversely affect the value of your Notes. The index sponsor has no obligation to consider your interests in calculating or revising the Index, the VEQTOR Mid-Term ER Index, the S&P 500 TR or the Mid-Term VIX TR. The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your Notes. There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your Notes. Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value. Any of these actions could adversely affect the value of your Notes. The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value. See “Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index ER and the S&P 500 Mid-Term VIX Futures™ Index TR—CBOE Volatility Index® (VIX)” below. If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

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The Index and the Mid-Term VIX TR Have Limited Historical Information, and It Will be Difficult to Compare the Performance of the Index to the S&P 500 TR Over the Term of the Notes—The Index was launched on February 17, 2011. All data relating to the period prior to the launch date of the Index, including the table and graphs set forth in “Hypothetical Historical Closing Values of the Index” and “Hypothetical and Illustrative Performance of the Index”, is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. In addition, the Mid-Term VIX TR was created in December 2008, and the index sponsor has published limited information about how the Mid-Term VIX TR would have performed had it been calculated prior to that time. In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Index, the VEQTOR Mid-Term ER Index, Mid-Term VIX TR and the VIX Index futures that underlie the Mid-Term VIX TR are of recent origin and limited or no historical performance data exists with respect to them, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each index makes use of as the basis for an investment decision.

PPS–7

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Barclays Bank PLC and Its Affiliates Have No Affiliation with the Index Sponsor and Are Not Responsible for Its Public Disclosure of Information, Which May Change Over Time—We and our affiliates are not affiliated with the index sponsor in any way and have no ability to control or predict its actions, including any errors in, or discontinuation of disclosure regarding the index sponsor’s methods or policies relating to the calculation of the Index or the VEQTOR Mid-Term ER Index (or any Constituent Index or other index used to calculate the Index) in its capacity as the sponsor of the Index or the VEQTOR Mid-Term ER Index (or any Constituent Index or other index used to calculate the Index). The index sponsor is not under any obligation to continue to calculate the Index or the VEQTOR Mid-Term ER Index (or any Constituent Index or other index used to calculate the Index) or required to calculate any successor index. If the index sponsor discontinues or suspends the calculation of the Index or the VEQTOR Mid-Term ER Index (or any Constituent Index or other index used to calculate the Index), it may become difficult to determine the value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index or the VEQTOR Mid-Term ER Index (or any Constituent Index or other index used to calculate the Index) exists, whether the stop loss feature is triggered or the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement. All disclosure in this preliminary pricing supplement regarding the Index, the VEQTOR Mid-Term ER Index, each Constituent Index and any other index used to calculate the Index, including its make-up, method of calculation and changes in its components, is derived from publicly available information. We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index and the index sponsor. The index sponsor has no obligation to consider your interests as a holder of the Notes.

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Historical Values of the Index Should Not Be Taken as an Indication of the Future Performance of the Index During the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The actual performance of the Index over the term of the Notes, as well as the amount payable at maturity, may bear little relation to the historical value of the Index.

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Changing Prices of the Futures Contracts Included in the Mid-Term VIX TR May Result in a Reduced Amount Payable at Maturity—The Mid-Term VIX TR is composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset. As the futures contracts that comprise the Mid-Term VIX TR approach expiration, they are replaced by similar contracts that have a later expiration. Thus, for example, futures contracts held in January may specify April, May, June or July expirations. As the month of January passes, the contract expiring in April will be replaced by a contract for delivery in July. When all April contracts have been rolled into contracts for delivery in July, the rolling of futures contracts expiring in May into contracts for delivery in August will begin. This process is referred to as “rolling”. If the market for these contracts is (putting aside other considerations) in “contango”, which means that the prices of contracts are higher in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is lower than the price of the July contract, thereby resulting in a cost to “roll” the futures (a “roll cost”). The actual realization of a potential roll cost will be dependent upon the difference in price of the April contract and the July contract. Many of the contracts included in the Mid-Term VIX TR have historically traded in “contango” markets. The VIX Index futures have frequently exhibited very high contango in the past, resulting in a significant roll cost, which could adversely affect the value of the Mid-Term VIX TR and thus the value of the Index, and, accordingly, decrease the payment you receive at maturity. If the market is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the April contract, for example, would take place at a price that is higher than the price of the July contract, thereby creating a “roll yield”. The contracts included in the Mid-Term VIX TR have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times.

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The Mid-Term VIX TR May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges—The Mid-Term VIX TR is currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures cease to exist, the Mid-Term VIX TR may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated markets in other countries. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Mid-Term VIX TR, may be subject to certain risks not presented by exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

PPS–8

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Even If the Level of the Index Increases Upon Payment at Maturity or Early Redemption, You May Receive Less Than the Principal Amount of Your Notes—Because the investor fee reduces the amount of your return at maturity, and the investor fee reduces the amount of your return upon early redemption, the value of the Index must increase by a percentage equal to the applicable fees and charges in order for you to receive at least the principal amount of your investment at maturity or upon redemption of your Notes. If the level of the Index decreases or does not increase sufficiently to offset the investor fee, you will receive less than the principal amount of your investment at maturity or upon early redemption of your Notes.

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There Are Restrictions on the Minimum Number of Notes You May Redeem and on the Dates on Which You May Redeem Them—You must redeem at least 25 Notes at one time in order to exercise your right to redeem your Notes on any early redemption date. You may only redeem your Notes on an early redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your Notes on the applicable early redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Early Redemption Procedures” in this preliminary pricing supplement for more information.

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No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities or contracts underlying the components of the Index would have.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity or upon early redemption described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. As discussed above, you may elect to redeem your Notes, but your right to redemption is subject the conditions and procedures described in this preliminary pricing supplement, including the requirement that you redeem at least 25 Notes at one time. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

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Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts, contingent notional principal contracts and other derivative contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

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The Market Value of the Notes May Be Influenced by Many Unpredictable Factors—The market value of your Notes may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your Notes in the secondary market. We expect that generally the value of the equity component and the volatility component of the Index will affect the market value of the Notes more than any other factor. The closing indicative note value on any valuation date, including the final valuation date or a valuation date with respect to early redemption, will depend on the daily index factor on such valuation date and the closing indicative note value on the immediately preceding valuation date. The closing indicative note value on any valuation date, including the final valuation date or a valuation

PPS–9

date with respect to early redemption, will therefore depend on the path taken by the Constituent Indices to reach their respective closing levels on applicable valuation date. Several other factors, many of which are beyond our control, will influence the market value of the Notes. Factors that may influence the market value of the Notes include:

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prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® Index, and prevailing market prices of options on the S&P 500® Index, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® Index and the VIX Index;

•	supply and demand for the Notes, including inventory positions with Barclays Capital Inc. or any market maker;

•	the time remaining to the maturity of the Notes;

•	interest rates;

•

economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of both the equity component or the volatility component of the Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500® Index, the VIX Index or the relevant futures contracts on the VIX Index;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

Early Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the redemption amount specified on the cover page of this preliminary pricing supplement, subject to a minimum redemption amount of at least 25 Notes ($25,000 aggregate principal amount). To redeem your Notes, you must instruct your broker or other person with whom you hold your Notes to take the following steps:

•

deliver a notice of redemption, which is attached as Annex A that specifies your designated valuation date for early redemption. The notice must be delivered to us via email by no later than 4:00 p.m., New York City time, on an index business day during the term of the Notes. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

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deliver the signed confirmation of redemption to us via facsimile in the specified form by 5:00 p.m., New York City time, on the same day. Your notice of redemption will be deemed effective on the day on which we or our affiliate acknowledge receipt of your confirmation; we or our affiliate must acknowledge receipt in order for your confirmation to be effective. We will notify you of the redemption amount no later than the first business day following the applicable valuation date;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the redemption amount, facing Barclays Capital DTC 5101; and

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cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable early redemption date (the third business day following the applicable valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

Description of the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index

We have derived all information contained in this preliminary pricing supplement regarding the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index (the “Index”), the Constituent Indices (as defined below) and certain other indices used to calculate the Index or determine whether the stop loss feature is triggered, including, without limitation, their composition, method of calculation and changes in their components, from publicly available information. Such information regarding the Index, the Constituent Indices and certain other indices used to calculate the Index, set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, Standard & Poor’s Financial Services LLC (“S&P” or the “index sponsor”).

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying prospectus supplement and prospectus.

Overview

The S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index (the “Index” or the “VEQTOR Mid-Term TR Index”) is the total return version of the S&P 500® Dynamic VEQTORTM Mid-Term Index. The excess return version of the S&P 500® Dynamic VEQTORTM Mid-Term Index is the S&P 500® Dynamic VEQTORTM Mid-Term Excess Return Index (the “VEQTOR Mid-Term ER Index”). Substantially all information regarding the S&P 500® Dynamic VEQTORTM Mid-Term Index set forth in this preliminary pricing supplement has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by S&P. The S&P 500® Dynamic VEQTORTM Mid-Term Index is calculated, maintained and published by S&P.

PPS–10

The VEQTOR Mid-Term TR Index is reported by Bloomberg under the ticker symbol “SPVQMTR<Index>”. The VEQTOR Mid-Term ER Index is reported by Bloomberg under the ticker symbol “SPVQMER<Index>”.

The VEQTOR Mid-Term TR Index and the VEQTOR Mid-Term ER Index are referred to collectively herein as the “VEQTOR Mid-Term Indices” or each individually as a “VEQTOR Mid-Term Index”.

The VEQTOR Mid-Term Indices seek to provide investors with broad equity market exposure with an implied volatility hedge by dynamically allocating their notional investments among three components: equity, volatility and cash. The so-called “volatility hedge” component of the VEQTOR Mid-Term Indices is premised on the observation that historically (1) volatility in the equity markets tends to correlate negatively to the performance of U.S. equity markets (i.e., volatility increases in periods of negative market returns, and vice versa) and (2) rapid declines in the performance of the U.S. equity markets generally tend to be associated with particularly high volatility in such markets. The VEQTOR Mid-Term Indices, therefore, seek to reflect such historically-observed trends by allocating a greater proportion of their notional value to investments in the U.S. equity markets during periods of low market volatility with the ability to allocate a greater proportion of their notional value to investments in a reference asset that tracks implied volatility during periods of high market volatility (but in no case will the weighting of the volatility component exceed a 40% allocation of the relevant VEQTOR Mid-Term Index). The VEQTOR Mid-Term Indices also incorporate a “stop loss” mechanic, whereby each VEQTOR Mid-Term Index will move into a 100% cash position if the value of the VEQTOR Mid-Term ER Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days. An “index business day” is any day on which the applicable S&P 500 Index (as defined below) and Mid-Term VIX Index (as defined below) are calculated.

The equity component of the VEQTOR Mid-Term Indices is represented by the S&P 500® Excess Return Index™ (the “S&P 500 ER”) in the case of the VEQTOR Mid-Term ER Index and the S&P 500® Total Return Index™ (the “S&P 500 TR”) in the case of the VEQTOR Mid-Term TR Index. The volatility component of the VEQTOR Mid-Term Indices is represented by the S&P 500 VIX Mid-Term Futures™ Index ER (the “Mid-Term VIX ER”) in the case of the VEQTOR Mid-Term ER Index and the S&P 500 VIX Mid-Term Futures™ Index TR (the “Mid-Term VIX TR”) in the case of the VEQTOR Mid-Term TR Index.

We refer herein to (i) the S&P 500 ER and the S&P 500 TR collectively as the “S&P 500 Indices” and each individually as a “S&P 500 Index”; (ii) the Mid-Term VIX ER and the Mid-Term VIX TR collectively as the “Mid-Term VIX Indices” and each individually as a “Mid-Term VIX Index”; and (iii) the S&P 500 Indices and the Mid-Term VIX Indices collectively as the “Constituent Indices.”

The S&P 500 Indices are intended to provide a performance benchmark for the U.S. equity markets, and the Mid-Term VIX Indices seek to model the return from a daily rolling long position in the fourth, fifth, sixth and seventh month CBOE Volatility Index® (the “VIX Index”) futures contracts. Each of the equity and volatility components is discussed in further detail below.

The VEQTOR Mid-Term ER Index is calculated on an excess return basis because its constituent indices are excess return indices, specifically the S&P 500 ER and the Mid-Term VIX ER, and because there is no interest accrual on the Mid-Term VIX ER or the allocation to cash and no reinvestment of dividend income from the stocks underlying the S&P 500 ER. The VEQTOR Mid-Term TR Index is calculated on a total return basis because its constituent indices are total return indices, specifically the S&P 500 TR and the Mid-Term VIX TR, and because the Index is based upon interest accrual on the Mid-Term VIX TR at the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day, interest accrual on the allocation to cash at the overnight LIBOR rate and reinvestment of dividend income from the stocks underlying the S&P 500 TR. For more information on the S&P 500 Indices and the Mid-Term VIX Indices, see “—The Constituent Indices” below.

Subject to the occurrence of a stop loss event (as described below), the VEQTOR Mid-Term Indices allocate weightings to the equity and volatility components based on a combination of realized volatility levels and implied volatility trends in accordance with the rules described herein. These allocations are evaluated on a daily basis, although changes in allocation may occur less frequently.

Overview of Volatility

Volatility is a statistical measure of the degree of movement of the price of an asset over a period of time and is considered the market standard for expressing the riskiness of an asset. Volatility is generally calculated based on the natural logarithm of the return of an asset over a specified period of time.

Realized volatility is an historical calculation of this degree of movement based on prices or values of the asset observed periodically in the market over a specified period. The realized volatility of an asset is characterized by the frequency of the observations of the asset price used in the calculation and the period over which observations are made. For example, one-month daily realized volatility denotes realized volatility calculated from daily closing asset prices over a one-month period.

Implied volatility is a market estimate of the volatility an asset will realize over a future period of time. The implied volatility of an asset is calculated by reference to the market prices of listed options on the asset. Implied volatility has generally had a strongly negative correlation to equity market returns.

PPS–11

Composition of the VEQTOR Mid-Term Indices

Each VEQTOR Mid-Term Index is comprised of three components:

1.	Equity, represented by the S&P 500 ER, in the case of the VEQTOR Mid-Term ER Index, or the S&P 500 TR, in the case of the VEQTOR Mid-Term TR Index;

2.	Volatility, represented by the Mid-Term VIX ER, in the case of the VEQTOR Mid-Term ER Index, or the Mid-Term VIX TR, in the case of the VEQTOR Mid-Term TR Index; and

3.	Cash.

Equity and Volatility Component Allocations

On any index business day, t, each VEQTOR Mid-Term Index allocates weightings to the equity and volatility components based on a combination of realized and implied volatility trend decision variables as described below. While the allocations are reviewed at the close of each index business day, they may change on a less frequent basis.

Subject to the occurrence of a stop loss event (as described below), the equity and volatility components make up 100% of the notional portfolio included in the VEQTOR Mid-Term Indices.

Stop Loss Feature

As described in further detail below, each VEQTOR Mid-Term Index will allocate into a 100% cash position if the value of the VEQTOR Mid-Term ER Index has fallen by an amount greater than or equal to 2% over the immediately preceding five index business days.

Calculation of the VEQTOR Mid-Term Indices

Step 1: Determine the Realized Volatility

On any index business day, t, each VEQTOR Mid-Term Index uses the annualized one-month realized volatility level of the S&P 500® Index (the “S&P 500”) as the indicator of the realized volatility environment, calculated as of the immediately preceding index business day as follows:

where:

RVt-1 = the annualized one-month realized volatility, calculated as of the immediately preceding index business day; and

SPX = the S&P 500.

Step 2: Determine the Implied Volatility Trend

Each VEQTOR Mid-Term Index aims to anticipate changes in the volatility environment by observing 5-day and 20-day moving averages of one-month implied volatility. Implied volatility is calculated by reference to the VIX Index.

Determining the implied volatility trend involves three steps: (a) first, calculating the 5-day implied volatility average and the 20-day implied volatility average (each, as defined below), (b) next, evaluating the applicable daily implied volatility trend indicators (as defined below) and (c) finally, using the daily implied volatility trend indicators to determine the implied volatility trend (as defined below).

Part (a): Calculate the 5-day and 20-day implied volatility averages

On any index business day, t,

the “5-day implied volatility average” is equal to:

PPS–12

and the “20-day implied volatility average” is equal to:

where:

5IVt-1	=	the 5-day implied volatility average, calculated as of the immediately preceding index business day;

20IVt-1	=	the 20-day implied volatility average, calculated as of the immediately preceding index business day; and

VIX	=	the CBOE Volatility Index®. For a description of the CBOE Volatility Index®, please see “—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index ER and the S&P 500 Mid-Term VIX Futures™ Index TR—CBOE Volatility Index® (VIX)”.

Part (b): Evaluate the applicable daily implied volatility trend indicators

For any index business day, t, the “daily implied volatility trend indicator” is deemed to be “up” (+1) if the 5-day implied volatility average on the immediately preceding index business day is greater than or equal to the 20-day implied volatility average on the immediately preceding index business day, and is deemed to be “down” (-1) if the 5-day implied volatility average on the immediately preceding index business day is less than the 20-day implied volatility average on the immediately preceding index business day. This concept is expressed as follows:

where:

DIVTt-1 = the daily implied volatility trend indicator as of the immediately preceding index business day.

Part (c): Determine the implied volatility trend

An “implied volatility trend” is established if the daily implied volatility trend indicators remain constant for at least 10 consecutive index business days. Therefore, on any index business day, t, the implied volatility trend (IVTt) will exhibit:

Step 3: Determine the Target Weightings of the Equity Component and Volatility Component

On each index business day, t, once the realized volatility and the implied volatility trend have been determined for that day, the weightings of each of the equity and volatility components for purposes of calculating the VEQTOR Mid-Term Indices will be allocated in accordance with the pre-defined weightings set forth below:

Realized Volatility (RVt-1)	Target Equity Component / Volatility Component Allocation (wteq / wtvol)
	Implied Volatility Downtrend (IVTt-1 = -1)	No Implied Volatility Trend (IVTt-1 = 0)	Implied Volatility Uptrend (IVTt-1 = +1)
Less than 10%	97.5% / 2.5%	97.5% / 2.5%	90% / 10%
10% ≤ RVt-1 < 20%	97.5% / 2.5%	90% / 10%	85% / 15%
20%≤ RVt-1 < 35%	90% / 10%	85% / 15%	75% / 25%
35%≤ RVt-1 < 45%	85% / 15%	75% / 25%	60% / 40%
More than 45%	75% / 25%	60% / 40%	60% / 40%

PPS–13

where:

in the case of the VEQTOR Mid-Term ER Index, the weight of the S&P 500 ER within the VEQTOR Mid-Term ER Index, and in the case of the VEQTOR Mid-Term TR Index, the weight of the S&P 500 TR within the VEQTOR Mid-Term TR Index;

in the case of the VEQTOR Mid-Term ER Index, the weight of the Mid-Term VIX ER within the VEQTOR Mid-Term ER Index, and in the case of the VEQTOR Mid-Term TR Index, the weight of the Mid-Term VIX TR within the VEQTOR Mid-Term TR Index; and

Although the allocations to the equity and volatility components of the VEQTOR Mid-Term Indices are evaluated daily, changes in allocation may occur less frequently if the realized volatility and/or implied volatility trend on any given index business day, calculated in accordance with Steps 1 and 2, have not changed sufficiently from the prior index business day to require a change in allocation in accordance with the table above.

Step 4: Evaluate Whether a Stop Loss Event Has Occurred

On each index business day, t, the performance of the VEQTOR Mid-Term ER Index over the immediately preceding five index business days (the “5-day return”) is evaluated. If the 5-day return for the VEQTOR Mid-Term ER Index is equal to or less than -2.0%, as calculated in accordance with the formula set forth below, each VEQTOR Mid-Term Index will be deemed to have experienced a “stop loss event”. Following the occurrence of a stop loss event, 100% of each VEQTOR Mid-Term Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity and volatility components will equal 0%. Such cash position is non-interest bearing, in the case of the VEQTOR Mid-Term ER Index, and interest bearing in the case of the VEQTOR Mid-Term TR Index.

On each index business day, t, the 5-day return, expressed as a percentage, is calculated as follows:

where:

Indext-1 =	the closing value of the VEQTOR Mid-Term ER Index on the immediately preceding index business day; and

Indext-6 =	the closing value of the VEQTOR Mid-Term ER Index on the sixth index business day preceding the day on which the 5-day return is calculated.

The 5-day return for purposes of determining whether a stop-loss event has occurred is based on the closing values of the VEQTOR Mid-Term ER Index because unlike the VEQTOR Mid-Term TR Index, which is calculated on a total return basis, the VEQTOR Mid-Term ER Index does not reflect the impact of interest accruals.

The stop loss event will terminate once the 5-day return is greater than -2.0% (e.g., -1.9%). The period during which the VEQTOR Mid-Term Indices will be in a stop loss position can be as short as one (1) index business day (e.g., if on the following index business day, the 5-day return is greater than -2.0% (e.g., -1.9%)) and no longer than five (5) consecutive index business days (given that five consecutive index business days in a cash position will necessarily result in a 5-day return of 0%). Following the termination of a stop loss event, 100% of each VEQTOR Mid-Term Index will be allocated back into its respective equity and volatility components at the close of that index business day, t, in accordance with Steps 1 through 3 above.

Step 5: Calculate the Values of the VEQTOR Mid-Term Indices

Part (a): Calculation of the values of the VEQTOR Mid-Term Indices assuming no stop loss event

On any index business day, t, on which no stop loss event has occurred, the values of the VEQTOR Mid-Term Indices are calculated, respectively, as follows:

VEQTOR Mid-Term ER Index:

PPS–14

VEQTOR Mid-Term TR Index:

where:

Indext = the closing value of the applicable VEQTOR Mid-Term Index on day t;

Indext-1 = the closing value of the applicable VEQTOR Mid-Term Index on the immediately preceding index business day;

EquityDRt = the daily return of the equity component, as determined by the following formulas:

in the case of the VEQTOR Mid-Term ER Index:

in the case of the VEQTOR Mid-Term TR Index:

where:

weight of the equity component on the immediately preceding index business day (determined in accordance with Step 3 above); and

SPXE =	the closing level of the S&P 500 ER. Please see the section entitled “—The Constituent Indices—S&P 500® Index, S&P 500® Total Return Index™ and S&P 500® Excess Return Index™—S&P 500® Excess Return Index™” below for a description of the calculation of the S&P 500 ER;

SPXT =	the closing level of the S&P 500 TR. Please see the section entitled “—The Constituent Indices—S&P 500® Index, S&P 500® Total Return Index™ and S&P 500® Excess Return Index™—S&P 500® Total Return Index™” below for a description of the calculation of the S&P 500 TR;

VolDRt = the daily return of the volatility component, as determined by the following formulas:

in the case of the VEQTOR Mid-Term ER Index:

in the case of the VEQTOR Mid-Term TR Index:

where:

weight of the volatility component on the immediately preceding index business day (determined in accordance with Step 3 above);

SPVXMP = the closing value of the Mid-Term VIX ER; and

SPVXMTR = the closing value of the Mid-Term VIX TR;

and; in the case of the VEQTOR Mid-Term TR Index:

CashDRt = Cash Daily Return, calculated based on an overnight deposit rate.

where:

where:

PPS–15

Date1 = the valuation date;

Datet-1 = the immediately preceding valuation date; and

Ratet-1 = the previous day value of the USD Overnight London Interbank Offered Rate, expressed as a percentage.

The “USD Overnight London Interbank Offered Rate” is the daily measure of the rate at which large banks will lend U.S. dollars to each other in the London market as calculated and published by the British Bankers’ Association. The Bloomberg ticker is US00O/N Index.

Part (b): Calculation of the values of the VEQTOR Mid-Term Indices assuming the occurrence of a stop loss event

Following the occurrence of a stop loss event on any index business day, t, the daily return of both the equity component (EquityDRt) and the volatility component (VolDRt) will equal zero. This is because, as described in Step 4 above, following the occurrence of a stop loss event, 100% of the applicable VEQTOR Mid-Term Index will be shifted into a cash position at the close of that index business day, t, meaning that the weightings of each of the equity component and the volatility component will equal zero.

Therefore, if S&P has determined that a stop loss event has occurred on the current index business day, t, the closing values of the VEQTOR Mid-Term Indices on the immediately following index business day, t+1, will be calculated, respectively, as follows:

VEQTOR Mid-Term ER Index:

VEQTOR Mid-Term TR Index:

As described in Step 4 above, following the termination of a stop loss event, 100% of the applicable VEQTOR Mid-Term Index will be allocated back into the equity and volatility components at the close of that index business day, t.

The Constituent Indices

S&P 500® Index, S&P 500® Total Return Index™ and S&P 500® Excess Return Index™

S&P 500® Index

For a description of the S&P 500, see “Non-Proprietary Indices—Equity Indices—S&P 500® Index.” The S&P 500 TR and the S&P 500 ER are versions of the S&P 500.

S&P 500® Total Return Index™

The level of the S&P 500 TR is reported by Bloomberg under the ticker symbol “SPXT <Index>”.

The total return version of the S&P 500, the S&P 500 TR, is calculated in the same manner as the S&P 500 referenced above; however, the difference between the S&P 500 and the S&P 500 TR is that the S&P 500 reflects changes in the prices of its underlying stocks, while the S&P 500 TR reflects both changes in stock prices and the reinvestment of the dividend income from its underlying stocks.

Specifically, in calculating the S&P 500 TR, ordinary cash dividends are applied on the ex-dividend date. “Special dividends” are those dividends that are outside of the normal payment pattern established historically by the issuing corporation. These may be described by the corporation as “special”, “extra”, “year-end”, or “return of capital”. Whether a dividend is funded from operating earnings or from other sources of cash does not affect the determination of whether it is ordinary or special. “Special dividends” are treated as corporate actions with offsetting price and divisor adjustments; the S&P 500 TR reflects both ordinary and special dividends.

PPS–16

S&P 500® Excess Return Index™

The excess return version of the S&P 500, the S&P 500 ER, is calculated in the same manner as the S&P 500 TR described above; however, the difference between the S&P 500 ER and the S&P 500 TR is that the S&P 500 ER is designed to track an unfunded investment in the S&P 500.

Specifically, the S&P 500 ER calculates the return on an investment in the S&P 500 TR where the investment was made through the use of borrowed funds. Therefore, the return of the S&P 500 ER will be equal to that of the S&P 500 TR minus the associated borrowing costs, which are represented by the overnight LIBOR.

The level of the S&P 500 ER is not currently published.

The S&P 500 Mid-Term VIX Futures™ Index ER and the S&P 500 Mid-Term VIX Futures™ Index TR

All information regarding the Mid-Term VIX Indices set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, S&P. The Mid-Term VIX Indices are calculated, maintained and published by S&P. The level of the Mid-Term VIX ER is reported by Bloomberg under the ticker symbol “SPVXMP <Index>”. The level of the Mid-Term VIX TR is reported by Bloomberg under the ticker symbol “SPVXMTR <Index>”.

The Mid-Term VIX Indices seek to provide investors with exposure to three or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500 at various points along the volatility forward curve. The VIX Index is calculated based on the prices of put and call options on the S&P 500.

The Mid-Term VIX Indices are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and is intended to reflect the returns that are potentially available through an unleveraged investment in those contracts, plus, in the case of the Mid-Term VIX TR, the rate of interest that could be earned on the return on the notional value of the Mid-Term VIX TR at the specified US Treasury Bills rate, which is then reinvested in the Mid-Term VIX TR.

The Mid-Term VIX Indices are rolling indices, which roll on a daily basis. One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts. The Mid-Term VIX Indices are composed of futures contracts on the VIX Index. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index. As described in more detail below, the Mid-Term VIX Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date. The roll for each contract occurs on each Mid-Term VIX index business day (as defined below) according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts. This process is known as “rolling” a futures position, and each Mid-Term VIX Index is a “rolling index”. The constant weighted average maturity for the futures underlying the Mid-Term VIX Indices is five month.

A “Mid-Term VIX index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

CBOE Volatility Index® (VIX)

All information regarding the VIX Index set forth in this preliminary pricing supplement reflects the policies of, and is subject to change by, the Chicago Board Options Exchange® (the “CBOE”). The VIX Index is calculated, maintained and published by the CBOE. The level of the VIX Index is reported by Bloomberg under the ticker symbol “VIX <Index>”.

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500. The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500. During periods of market instability, the implied level of volatility of the S&P 500 typically increases and, consequently, the prices of options linked to the S&P 500 typically increase (assuming all other relevant factors remain constant or have negligible changes). This, in turn, causes the level of the VIX Index to increase. Because the VIX Index may increase in times of uncertainty, The VIX Index is known as the “fear gauge” of the broad U.S. equities market. The VIX Index has historically had negative correlations to the S&P 500.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500 (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility. The VIX Index is calculated independently of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

PPS–17

Although the VIX Index measures the 30-day forward volatility of the S&P 500 as implied by the SPX Options, 30-day options are only available once a month. To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period. SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration. The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month. The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004. The VIX Index futures have expirations ranging from the front month consecutively out to the tenth month. Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index. Investors that believe the implied volatility of the S&P 500 will increase may buy futures on the VIX Index, expecting that the level of the VIX Index will increase. Conversely, investors that believe that the implied volatility of the S&P 500 will decline may sell futures on the VIX Index, expecting that the level of the VIX Index will fall.

Calculation of the Mid-Term VIX Indices

The Mid-Term VIX Indices measure the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX Index futures contracts. The Mid-Term VIX Indices roll continuously throughout each month from the fourth month VIX Index futures contract into the seventh month VIX Index futures contract. The Mid-Term VIX Indices are intended to reflect the returns that are potentially available through an unleveraged investment in certain futures contracts on the VIX Index, plus, in the case of the Mid-Term VIX TR, the specified US Treasury Bill rate that could be earned on the return on the notional value of the Mid-Term VIX TR, which would then be reinvested at that rate in the Mid-Term VIX TR. On any Mid-Term VIX index business day, t, the Mid-Term VIX Indices are calculated as follows:

Mid-Term VIX ER:

Indext = Indext-1 * (1+ CDRt); and

Mid-Term VIX TR:

Indext = Indext-1 * (1+ CDRt + TBRt)

where:

Indext-1	=	in the case of the Mid-Term VIX ER, the level of the Mid-Term VIX ER on the preceding Mid-Term VIX index business day, and in the case of the Mid-Term VIX TR, the level of the Mid-Term VIX TR on the preceding Mid-Term VIX index business day;

CDRt	=	Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding Mid-Term VIX index business day;

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for the Mid-Term VIX Indices:

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for the Mid-Term VIX Indices:

where:

CRWi,t	=	Contract Roll Weight of the ith VIX Futures Contract on date t; and

DCRPi,t	=	Daily Contract Reference Price of the ith VIX Futures Contract on date t;

and; in the case of the Mid-Term VIX TR:

PPS–18

TBRt = Treasury Bill Return, as determined by the following formula:

where:

Deltat	=	the number of calendar days between the current and previous business days; and

TBARt-1	=	the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day. Generally the rates are announced by the US Treasury on each Monday. On Mondays that are bank holidays, Friday’s rates will apply. The Bloomberg ticker is “USB3MTA <Index>”.

Contract Rebalancing

The roll period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date (“roll period”). Thus, the Mid-Term VIX Indices are rolling on a continual basis. On the Mid-Term VIX index business day after the current roll period ends the following roll period will begin. In calculating each of the Mid-Term VIX ER and Mid-Term VIX TR, the Contract Roll Weights (CRWi,t) of each of the contracts in the Mid-Term VIX Indices, on a given Mid-Term VIX index business day, t, are determined as follows:

where:

dt	=	The total number of business days in the current roll period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure; and

dr	=	The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the roll period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX Index futures holding is sold and an equal notional amount of the seventh month VIX Index futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX Index futures contracts as of the previous index roll day, and inversely proportional to the length of the current roll period. In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following roll period starts when the old fifth month VIX Index futures contract becomes the new fourth month VIX Index futures contract.

In addition to the transactions described above, the weight of each index component of each of the Mid-Term VIX Indices is also adjusted every day to ensure that the change in total dollar exposure for each Mid-Term VIX Index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Date and Launch Date of the VEQTOR Mid-Term Indices

The base date for each VEQTOR Mid-Term Index is December 20, 2005 at a base value of 100,000. The launch date for each VEQTOR Mid-Term Index was February 17, 2011 at a value of 167,510 for the VEQTOR Mid-Term ER Index and a value of 190,858 for the VEQTOR Mid-Term TR Index.

Index Governance

The S&P U.S. Index Committee maintains the VEQTOR Mid-Term Indices. There are eight members of the committee; all are full-time professional members of the S&P’s staff. The committee meets monthly. At each meeting, the committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

PPS–19

S&P considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all committee discussions are confidential.

Modifications to the VEQTOR Mid-Term Indices

S&P may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters as described above under “—Index Governance”. S&P may also make determinations relating to market disruption and force majeure events as described below.

If S&P determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the value of (1) the S&P 500, S&P 500 TR and S&P 500 ER based on (a) the closing prices published by the exchange, or (b) if no closing price is available, the last regular trade reported for each stock before the exchange closed, and (2) each Mid-Term VIX Index based on the most recent prior closing futures prices published by the CBOE, and the roll of each Mid-Term VIX Index for that day will be carried to the next Mid-Term VIX index business day as described above under “—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index ER and the S&P 500 Mid-Term VIX Futures™ Index TR—Contract Rebalancing”. In the case of the S&P 500, S&P 500 TR and S&P 500 ER, if an exchange fails to open due to unforeseen circumstances, S&P will use the prior day’s closing prices. If all exchanges fail to open, S&P may determine not to publish the S&P 500 and/or S&P 500 TR, or calculate the S&P 500 ER, for that day. In the case of the Mid-Term VIX Indices, if an exchange fails to open due to unforeseen circumstances, S&P may determine not to publish the Mid-Term VIX TR and/or the Mid-Term VIX ER for that day.

In the case of the Mid-Term VIX Indices, if an exchange introduces a holiday during the month of a calculation of a Mid-Term VIX Index, that Mid-Term VIX Index will not be published on that holiday and the roll for that day will be carried to the next Mid-Term VIX index business day as described above under “—The Constituent Indices—The S&P 500 Mid-Term VIX Futures™ Index ER and the S&P 500 Mid-Term VIX Futures™ Index TR—Contract Rebalancing”.

If S&P does not publish the Mid-Term VIX TR, Mid-Term VIX ER, S&P 500 and/or S&P 500 TR, and/or does not calculate the S&P 500 ER, S&P may determine not to publish the VEQTOR Mid-Term Indices for that day.

License Agreement

We have entered into an agreement with S&P that provides us and our affiliates with a non-transferable, limited, non-exclusive (except as provided below) and worldwide license, for a fee, with the right to use the VEQTOR Mid-Term Indices in connection with certain securities.

S&P expressly agrees and acknowledges that the grant of rights to use a VEQTOR Mid-Term Index as a component of certain securities shall be on an exclusive basis for a two (2) year period commencing on the effective date of the license agreement.

The license agreement between S&P and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

“The securities are not sponsored, endorsed, sold or promoted by S&P or third party licensors. Neither S&P nor its third party licensors makes any representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the VEQTOR Mid-Term Indices to track general stock market performance. S&P’s and its third party licensor’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and the third party licensors and of the VEQTOR Mid-Term Indices which are determined, composed and calculated by S&P or its third party licensors without regard to Barclays Bank PLC or the securities. S&P and its third party licensors have no obligation to take the needs of Barclays Bank PLC or the owners of the securities into consideration in determining, composing or calculating the VEQTOR Mid-Term Indices. Neither S&P nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the securities or the timing of the issuance or sale of the securities or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

NEITHER S&P, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE VEQTOR MID-TERM INDICES OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO ITS TRADEMARKS, THE VEQTOR MID-TERM INDICES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

PPS–20

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “500”, “S&P 500 VIX Mid-Term Futures™”, “S&P 500® Total Return Index™”, “S&P 500® Excess Return Index™” and “S&P 500® Dynamic VEQTORTM Mid-Term” are trademarks of S&P. “VIX” is a registered trademark of the CBOE and has been licensed for use by S&P

Hypothetical Historical Closing Values of the Index

Any historical upward or downward trend in the value of the Index during any period shown below is not an indication that the value of the Index is more or less likely to increase or decrease at any time during the term of the Notes. The hypothetical historical values do not give an indication of future performance of the Index. There can be no assurance that the future performance of the Index, the VEQTOR Mid-Term ER Index or the Constituent Indices will result in holders of the Notes receiving a positive return on their investment.

The Index was launched on February 17, 2011 and the base date for the Index is December 20, 2005. All data relating to the period prior to the launch date of the Index is an historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from December 30, 2005 to February 17, 2011 based on the selection criteria and methodology described above; and

(ii)	on an actual basis, how the Index has performed from February 17, 2011 onwards.

December 30, 2005	99,158.93
December 29, 2006	115,892.07
December 31, 2007	130,658.58
December 31, 2008	128,001.05
December 31, 2009	156,894.31
December 31, 2010	180,986.98
December 30, 2011	190.028.44
January 13, 2012	193,752.34

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Hypothetical and Illustrative Performance of the Index

The following graph shows the hypothetical performance of the Index during the period from December 20, 2005 to February 17, 2011 and the actual performance of the Index from February 17, 2011 to January 13, 2012 relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the VEQTOR Mid-Term ER Index. The VEQTOR Mid-Term ER Index’s constituent indices are excess return indices, specifically the S&P 500® Excess Return Index™ (“S&P 500 ER”) and the S&P 500 VIX Mid-Term Futures™ Index ER (“Mid-Term VIX ER”), and there is no interest accrual on the Mid-Term VIX ER or the allocation to cash and no reinvestment of dividend income from the stocks underlying the S&P 500 ER. The graph below does not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

PPS–21

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The three graphs below focus on three twelve-month periods of the graph shown above in order to highlight the behavior of the three indices in different U.S. equity market environments, and also show the hypothetical performance of the Index relative to the historical performance of the S&P 500 TR and the hypothetical historical performance of the VEQTOR Mid-Term ER Index. Graph 1 is designed to show how the Index would have performed in a period of generally steady gains of the S&P 500 TR (July 15, 2006 to July 15, 2007). Graph 2 is designed to show how the Index would have performed in a period of modest gains followed by a second half of the year during which the S&P 500 TR exhibited more volatile periods of gains and losses (January 15, 2007 to January 15, 2008). Graph 3 is designed to show how the Index would have performed in a period of relative flat returns followed by a second half of the year during which the S&P 500 TR exhibited a period of significant declines in return (March 15, 2008 to March 15, 2009). The graphs below do not show the comparative performance of the S&P 500 ER because the S&P 500 ER is not published by the index sponsor.

Historical performance of the Index is not an indication of future performance. Future performance of the Index may differ significantly from historical performance, either positively or negatively.

PPS–22

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–23

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Example of Stop Loss Event Calculation

The following example illustrates the calculation of the Index value from a hypothetical period of index business days from January 8, 2009 to January 21, 2009, showing how this Index would have performed during those dates had it been launched period to that period. The values of the VEQTOR Mid-Term ER Index for the December 30, 2008 to January 7, 2009 period are also shown as these values are needed to calculate the 5-day return from January 8, 2009 onwards. The table shows how a stop loss event is triggered under the Index; the equity, volatility and cash component allocations over that period; the termination of the stop loss event; and the resulting re-allocation into the equity and volatility components.

Index Business Day	VEQTOR Mid-Term ER Index	5- day return Based on VEQTOR Mid-Term ER Index	VEQTOR Mid-Term TR Index	Equity Component*	Volatility Component*	Cash Component*
30-Dec-08	113,078.46		128,218.00
31-Dec-08	112,886.76		128,001.05
2-Jan-09	114,051.33		129,322.35
5-Jan-09	113,563.83		128,770.70
6-Jan-09	114,383.75		129,700.86
7-Jan-09	112,263.04		127,296.62
8-Jan-09	112,457.26	-0.72%	127,517.25	85.00%	15.00%	0.00%
9-Jan-09	110,491.91	-0.38%	125,289.10	90.00%	10.00%	0.00%
12-Jan-09	108,640.93	-3.12%	123,191.35	0.00%	0.00%	100.00%
13-Jan-09	108,640.93	-4.33%	123,191.70	0.00%	0.00%	100.00%
14-Jan-09	108,640.93	-5.02%	123,192.06	0.00%	0.00%	100.00%
15-Jan-09	108,640.93	-3.23%	123,192.42	0.00%	0.00%	100.00%
16-Jan-09	108,640.93	-3.39%	123,192.82	0.00%	0.00%	100.00%
20-Jan-09	108,640.93	-1.68%	123,194.69	85.00%	15.00%	0.00%
21-Jan-09	111,780.40	0.00%	126,755.21	85.00%	15.00%	0.00%

*	The weightings of the equity, volatility and cash components at the close of the applicable index business day.

PPS–24

Based on the levels of the VEQTOR Mid-Term ER Index shown above, the 5-day return on January 12, 2009 is equal to -3.12%, and was calculated as follows:

Because such 5-day return of -3.12% on January 12, 2009 is less than -2.0%, a stop loss event is deemed to occur. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the occurrence of a stop loss event, 100% of the Index is shifted into a cash position at the close of that index business day. Therefore, the closing value of the Index on the following index business day, January 13, 2009, is equal to the closing value of the Index on January 12, 2009 plus the interest accrual on the cash component based on Overnight LIBOR.

In this example, this stop loss event terminates on January 20, 2009, when the 5-day return based on the VEQTOR Mid-Term ER Index is greater than -2.0%. As described above in “—Calculation of the Index—Step 4: Evaluate Whether a Stop Loss Event Has Occurred”, following the termination of a stop loss event, 100% of the Index will be allocated back into the equity and volatility components at the close of that index business day. Therefore, the allocations to the equity and volatility components change on January 20, 2009, in accordance with the rules set forth in “—Calculation of the Index—Step 3: Determine the Target Weightings of the Equity Component and Volatility Component” above, while the closing value of the Index changes only on the following index business day, January 21, 2009.

This example also demonstrates that a stop loss event may only continue for a maximum of five (5) consecutive index business days. This is because if the closing value of the VEQTOR Mid-Term ER Index remains the same for five consecutive index business days, the 5-day return based on the VEQTOR Mid-Term ER Index on the sixth index business day will necessarily equal 0%.

PPS–25

Graphical Illustrations of the Historical Realized Volatility Environment, Historical Implied Volatility Trends and

Hypothetical Equity and Volatility Allocations

The following graph illustrates the 22-day realized volatility environment from December 2005 to December 2, 2011.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph illustrates the implied volatility environment from December 2005 to December 2, 2011 by reference to the CBOE Volatility Index®.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS–26

The following diagram illustrates the hypothetical percentage allocations to the equity, volatility and cash components of the Index from December 2005 to December 2, 2011 (dates prior to February 17, 2011 are hypothetical and assume that the Index had already been launched in December 2005).

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–27

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barcap.com

Subject: Notice of Redemption, CUSIP No. 06738KK42

[BODY OF EMAIL]

Name of holder: [                    ]

Number of Notes to be redeemed: [                    ]

Redemption Notice Date: [                    ]

Contact Name: [                    ]

Telephone #: [                    ]

Fax #:

Email: [                    ]

Acknowledgement: I acknowledge that the Notes specified above will not be redeemed unless all of the requirements specified in the preliminary pricing supplement relating to the Notes are satisfied. I further acknowledge, without limitation of anything in the preceding sentence, that the valuation date applicable to the calculation of the redemption amount owed under my Notes will be the date on which this notice of redemption becomes effective, as described in the pricing supplement for the Notes.

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-526-7618

Dear Sirs:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, due [    ], 2017, CUSIP No. 06738KK42, redeemable for a cash amount based on the S&P 500® Dynamic VEQTORTM Mid-Term Total Return Index (the “Notes”) hereby irrevocably elects to exercise, on the Early Redemption Date of                     , with respect to the number of Notes indicated below, as of the date hereof, the early redemption right as described in the preliminary pricing supplement relating to the Notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the Securities (specified below) to book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Redemption Amount, facing Barclays Capital DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Early Redemption Date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of Notes surrendered for redemption:

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(You must redeem at least 25 Notes at one time in order to exercise your right to redeem your Notes on the Early Redemption Date.)